EXHIBIT 99

News Release For further information contact: Fitzhugh Taylor / Raphael Gross of ICR 203-682-8261 / 203-682-8253

Dave & Buster’s, Inc. Announces Fourth Quarter and Full Year 2012 Results

-Achieves Full Year Adjusted EBITDA Growth of 22.5%-

DALLAS, TX—(BUSINESS WIRE)—April 16, 2013—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced financial results for its fourth quarter and full year 2012.

The fourth quarter and full year ended February 3, 2013 included 14 and 53 weeks, respectively, compared to 13 and 52 weeks, respectively, for the fourth quarter and full year ended January 29, 2012. Accordingly, financial results for the fiscal 2012 periods are not directly comparable to those of the corresponding fiscal 2011 periods.

Key highlights from the fourth quarter 2012 (14 weeks) compared to the fourth quarter 2011 (13 weeks) include:

▪	Total revenues increased 15.0% to $165.6 million from $144.0 million.
▪	Comparable store sales increased 3.7% (on a comparable 13 week basis).
▪	Adjusted EBITDA* increased 20.5% to $36.1 million from $29.9 million. As a percentage of total revenues, Adjusted EBITDA increased nearly 100 basis points to 21.8%.
▪	Operating income increased 24.7% to $14.8 million from $11.9 million. As a percentage of total revenues, operating income increased 69 basis points to 9.0%.
▪	Two new stores were opened – Dallas, TX and Boise, ID.

Key highlights for the full year 2012 (53 weeks) compared to the full year 2011 (52 weeks) include:

▪	Total revenues increased 12.3% to $608.1 million from $541.5 million.
▪	Comparable store sales increased 3.0% (on a comparable 52 week basis).
▪	Adjusted EBITDA* increased 22.5% to $120.5 million from $98.4 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 165 basis points to 19.8%.
▪	Operating income increased 28.0% to $43.7 million from $34.1 million. As a percentage of total revenues, operating income increased 88 basis points to 7.2%.

* A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

“We delivered a strong fourth quarter and appreciate the entire team for their contributions to this outstanding effort. Our same-store sales gain substantially outpaced the casual dining industry benchmark while the expansion in operating income and Adjusted EBITDA exceeded the top-line increase,” said Steve King, Chief Executive Officer of Dave & Buster’s, Inc. “The dynamic, high-energy and social experience of Dave & Buster’s is clearly resonating with a growing customer base and underscores our opportunity to grow sales and profits while pursuing disciplined new development.”

King continued, “Looking ahead, we have planned an exciting year at Dave & Buster’s. Within our existing store base, we will continue to introduce new menu items, beverages and games to further enhance the guest experience and we have several initiatives in process geared towards making Dave & Buster’s an even more attractive venue for sports viewing, parties and corporate functions. Our real estate pipeline consists of four to six new openings and these will be supplemented by seven remodeling projects that will help ensure that our venues are kept fresh and contemporary. In a highly competitive and promotionally driven environment for both dining and entertainment dollars, we are proud of our positioning as a differentiated brand with strong appeal.”

Review of Fourth Quarter 2012 Operating Results

Total revenues increased 15.0% to $165.6 million in the fourth quarter of 2012 (14 weeks) compared to $144.0 million in the fourth quarter of 2011 (13 weeks). Across all stores, Food and Beverage revenues increased 13.1% and Amusements and Other revenues increased 17.1%. The additional 14th week increased total revenues by $10.4 million.

Comparable store sales (on a 13 week basis) increased 3.7% in the fourth quarter of 2012. The increase was driven by a 4.4% increase in comparable walk-in sales and a 0.6% increase in comparable special events business sales. Non-comparable store revenues increased $6.7 million (on a 13 week basis) during the fourth quarter.

Adjusted EBITDA increased 20.5% to $36.1 million in the fourth quarter of 2012 from $29.9 million in last year’s fourth quarter. As a percentage of total revenues, Adjusted EBITDA increased approximately 100 basis points to 21.8%. The additional 14th week is estimated to have increased Adjusted EBITDA by approximately $2.4 million.

Operating income increased 24.7% to $14.8 million from $11.9 million. As a percentage of total revenues, operating income increased 69 basis points to 9.0% as the Company leveraged most cost inputs on the higher sales along with the benefit of the incremental operating week.

Development

There were four Dave & Buster’s store openings in 2012: Oklahoma City, OK; Orland Park (Chicago), IL; Dallas, TX; and Boise, ID.

The Company anticipates adding four to six new stores in 2013, of which most are scheduled to open in the second half of the year. Total capital expenditures are estimated at $95 million to $105 million and include new store development, seven remodeling projects, new games and maintenance capital.

Conference Call

Management will hold a conference call to discuss these results today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call can be accessed over the phone by dialing 1-888-395-3227 or for international callers by dialing 1-719-457-1035. A replay will be available after the call for one year beginning at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) and can be accessed by dialing 1-877-870-5176 or for international callers by dialing 1-858-384-5517; the passcode is 5321488.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 61 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages. Dave & Buster’s currently has stores in 26 states and Canada. For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER’S, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(audited)

ASSETS	February 3, 2013	January 29, 2012

Current assets:

Cash and cash equivalents	$36,117	$33,684
Other current assets	55,701	41,310

Total current assets	$91,818	$74,994

Property and equipment, net	337,239	323,342

Intangible and other assets, net	375,496	380,326

Total assets	$804,553	$778,662

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$92,883	$89,884

Other long-term liabilities	107,115	101,746

Long-term debt, less current liabilities, net unamortized discount	343,579	345,167

Stockholders' equity	260,976	241,865

Total liabilities and stockholders' equity	$804,553	$778,662

DAVE & BUSTER’S, INC.

Consolidated Statements of Operations

(dollars in thousands)

(unaudited)

	14 Weeks Ended		13 Weeks Ended
	February 3, 2013		January 29, 2012

Food and beverage revenues	$84,687	51.1%	$74,900	52.0%
Amusement and other revenues	80,899	48.9%	69,056	48.0%
Total revenues	165,586	100.0%	143,956	100.0%

Cost of products	32,554	19.7%	29,043	20.2%
Store operating expenses	88,786	53.5%	77,984	54.2%
General and administrative expenses	10,257	6.2%	9,192	6.4%
Depreciation and amortization	17,884	10.8%	14,404	10.0%
Pre-opening costs	1,262	0.8%	1,428	1.0%
Total operating expenses	150,743	91.0%	132,051	91.8%

Operating income (loss)	14,843	9.0%	11,905	8.2%
Interest expense, net	8,703	5.3%	7,963	5.5%

Income (loss) before income tax benefit	6,140	3.7%	3,942	2.7%
Income tax benefit	(1,807)	-1.1%	2,140	1.5%
Net income (loss)	$7,947	4.8%	$1,802	1.2%

Other information:
Company-owned and operated stores open at end of period (1)	61		58

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	14 Weeks Ended	13 Weeks Ended
	February 3, 2013	January 29, 2012

Total net income (loss)	$7,947	$1,802
Add back: Interest expense, net	8,703	7,963
Income tax benefit	(1,807)	2,140
Depreciation and amortization	17,884	14,404
EBITDA	32,727	26,309

Add back: Loss on asset disposal	688	261
Share-based compensation	233	185
Currency transaction loss (gain)	-	87
Pre-opening costs	1,262	1,428
Reimbursement of affiliate expenses	(56)	133
Deferred amusement revenue and ticket
redemption liability adjustments	1,188	1,149
Transaction and other costs	51	394
Adjusted EBITDA (2)	$36,093	$29,946

DAVE & BUSTER’S, INC.

Consolidated Statements of Operations

(dollars in thousands)

(audited)

	53 Weeks Ended		52 Weeks Ended
	February 3, 2013		January 29, 2012

Food and beverage revenues	$298,421	49.1%	$272,606	50.3%
Amusement and other revenues	309,646	50.9%	268,939	49.7%
Total revenues	608,067	100.0%	541,545	100.0%

Cost of products	119,117	19.6%	107,168	19.8%
Store operating expenses	338,363	55.6%	306,868	56.7%
General and administrative expenses	40,356	6.6%	34,896	6.4%
Depreciation and amortization	63,457	10.4%	54,277	10.0%
Pre-opening costs	3,060	0.5%	4,186	0.8%
Total operating expenses	564,353	92.7%	507,395	93.7%

Operating income (loss)	43,714	7.3%	34,150	6.3%
Interest expense, net	33,075	5.4%	32,516	6.0%

Income (loss) before income tax provision	10,639	1.9%	1,634	0.3%
Income tax benefit	(7,358)	-1.2%	679	0.1%
Net income (loss)	$17,997	3.1%	$955	0.2%

Other information:
Company-owned and operated stores open at end of period (1)	61		58

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	53 Weeks Ended	52 Weeks Ended
	February 3, 2013	January 29, 2012

Total net income (loss)	$17,997	$955
Add back: Interest expense, net	33,075	32,516
Provision (benefit) for income taxes	(7,358)	679
Depreciation and amortization	63,457	54,277
EBITDA	107,171	88,427

Add back: Loss on asset disposal	2,640	1,279
Share-based compensation	1,099	1,038
Currency transaction (loss) gain	(13)	103
Pre-opening costs	3,060	4,186
Reimbursement of affiliate expenses	799	854
Deferred amusement revenue and ticket
redemption liability adjustments	2,470	1,539
Transaction and other costs	3,252	946
Adjusted EBITDA (2)	$120,478	$98,372

NOTES

(1) The store count excludes one franchise location in Canada.

(2) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax provision (benefit), interest expense (net) and depreciation and amortization. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus (gain) loss on asset disposal, share-based compensation expense, pre-opening costs, reimbursement of affiliate expenses, and other non-cash or non-recurring charges. The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our senior secured credit facility and indentures relating to the Company’s senior notes. Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.